                                  EXHIBIT 10-10
                                  -------------


                            INDEMNIFICATION AGREEMENT
                            -------------------------


         This INDEMNIFICATION AGREEMENT is made as of this 15th day of December, 2000 by HIGH FALLS BREWING COMPANY, LLC a New York limited liability company ("HIGH FALLS"), and THE GENESEE BREWING COMPANY, INC., a New York corporation ("GENESEE").

                                R E C I T A L S :

         WHEREAS, Genesee and High Falls have entered into an Asset Purchase Agreement dated as of August 29, 2000, as amended by Amendment No. 1 dated as of December 15, 2000, (collectively, the "PURCHASE AGREEMENT"), pursuant to which Genesee has agreed to sell to High Falls, and High Falls has agreed to purchase from Genesee, substantially all of its assets necessary to operate Genesee's brewing business.

         WHEREAS, one of the assets to be transferred under the Purchase Agreement pursuant an Assignment and Assumption Agreement (the "ASSIGNMENT") includes all of Genesee's right, title and interest in and to an Amended and Restated Agreement dated as of April 30, 1997 (the "PRODUCTION AGREEMENT") between Genesee and Boston Brewing Company, Inc., d/b/a The Boston Beer Company, a Massachusetts corporation, for itself and as the sole general partner of Boston Beer Company Limited Partnership, a Massachusetts limited partnership (collectively, "BOSTON BREWING"), pursuant to which Genesee agreed to supply Boston Brewing, and Boston Brewing agreed to purchase from Genesee, on an as-ordered basis, Samuel Adams Boston Lager and certain other Boston Brewing products;

         WHEREAS, at Genesee's request, Boston Brewing has consented to the transfer of the Production Agreement from Genesee to High Falls pursuant to a certain Consent dated December 15, 2000, which conditions the effectiveness of consent on Genesee's execution and delivery to Boston Brewing of a guaranty in favor of Boston Brewing substantially in the form of Exhibit B attached to the Consent (as such guaranty may be amended or modified from time to time, the "GUARANTY") and High Falls' agreement that a breach by Genesee of its obligations under the Guaranty, including the Required Net Worth covenant, shall constitute a breach of the Production Agreement by High Falls; and

         WHEREAS, Genesee and High Falls have agreed to enter into this Indemnification Agreement to set forth their respective rights and obligations upon the occurrence of certain events;

                              P R O V I S I O N S :

         NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the parties hereto agree as follows:

         1. HIGH FALLS' INDEMNIFICATION OF GENESEE. Subject to the terms and conditions herein, as of and after the closing of the transactions contemplated under the Purchase Agreement, High Falls will defend, indemnify and hold Genesee and its parent corporation and Genesee's successors and assigns harmless from and against any and all losses, liabilities, suits, proceedings, demands, settlements, judgments, fines, assessments, damages, expenses and costs which any of them may suffer or incur at any time (including reasonable attorneys' fees and litigation expenses) arising from or related to Genesee's liability, obligations and duties under the Guaranty, and any other costs, expenses, and obligations actually paid or incurred by Genesee in connection with investigating, litigating, being a witness in, defending, or participating in, or preparing to litigate, defend, be a witness in, or participate in any matter that is the subject of a proceeding involving the Production Agreement whatsoever, whether Genesee is a party thereto or not, including, without limitation, any attorney, accountant and expert fees and court costs.

         2. PROCEDURE FOR HIGH FALLS' INDEMNIFICATION.

                  (a) If Boston Brewing makes a claim on Genesee for payments under the Guaranty ("BOSTON BREWING CLAIM"), then before Genesee shall make such payment, it shall first give High Falls an opportunity to challenge and contest Boston Brewing's right to receive such payment pursuant to the terms of the Production Agreement, provided that High Falls shall satisfy Genesee on a continuing basis, in Genesee's sole discretion, that High Falls shall be able to promptly satisfy its obligations under Section 1 to pay any and all additional expenses, costs and interest which Genesee expects to incur under the Guaranty if High Falls is unsuccessful in any such challenge or contest.

                  (b) Promptly after receipt by Genesee of a Boston Brewing Claim, or the commencement of a legal action to pursue any such claim, Genesee shall give written notice to High Falls of the commencement of such claim; provided, however, that the failure of Genesee to give notice as provided herein shall not relieve High Falls of its obligations under Section 1, except to the extent that High Falls is actually and materially prejudiced by such failure to give notice.

                  (c) High Falls shall be entitled to participate in any legal claim brought against Genesee for which High Falls has indemnification and hold harmless obligations hereunder, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to Genesee; provided, however, that Genesee may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both High Falls and Genesee is, or is reasonably likely to become, a party, Genesee shall have the right to employ separate counsel at High Falls' expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to Genesee, (i) there are or may be legal defenses available to Genesee that are different from or additional to those available to High Falls or (ii) any conflict or potential conflict exists between High Falls and Genesee that would make such separate representation advisable; provided, however, that in no event shall High Falls be required to pay fees and expenses hereunder for more than one firm of attorneys representing Genesee (together, if appropriate, with one firm of local counsel per jurisdiction) in any one legal action or group of related legal actions. High Falls shall not be liable for any payment to Boston Brewing or for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. High Falls shall not, without the consent of Genesee, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by Boston Brewing to Genesee of a release from all liability in respect to such claim or litigation, or which requires action other than the payment of money by High Falls.

         3. HIGH FALLS' PAYMENT TERMS.

                  (a) The indemnification and other payments due by Genesee hereunder (other than any such payment due as a result of a refund payment made by Genesee under Section 9(c) of the Production Agreement with respect to monies or amounts funded, paid or provided by Boston Brewing for any change parts, modifications or new equipment for Genesee's production facilities, including, without limitation, Genesee's No. 2 line (a "REFUNDING OBLIGATION Payment")) shall be made by periodic payments of the amount thereof as and when bills are delivered by Genesee to High Falls for amounts paid by Genesee to Boston Brewing or when liabilities or indemnifiable losses are incurred, and written notice thereof is given to High Falls. Interest shall accrue on all unpaid amounts hereunder at 12% per annum.

                  (b) If Genesee makes a Refunding Obligation Payment, then the indemnity payment from High Falls to Genesee (the "REFUNDING OBLIGATION INDEMNITY PAYMENT") shall be due on the third (3rd) anniversary of the closing of the transactions contemplated under the Purchase Agreement (the "CLOSING DATE"), unless during the three (3) year period following the Closing Date Genesee's "contract production" from all "Contracting Parties" is less than 2.5 million barrels. In such case, the specified amount of the indemnification payment due from High Falls to Genesee for the Refunding Obligation Payment shall be one-third on the third (3rd) anniversary of the Closing Date, one-third on the fourth (4th) anniversary of the Closing Date and one-third on the fifth
(5th) anniversary of the Closing Date. The Refunding Obligation Indemnity Payment shall be evidenced by a Promissory Note in the form of EXHIBIT A annexed hereto (the "NOTE"), with the blanks properly completed, signed by High Falls and delivered to Genesee. Notwithstanding the foregoing, in the event that Genesee makes a Refunding Obligation Payment and one of the Events of Default specified in the Note occurs, then the Refunding Obligation Indemnity Payment from High Falls to Genesee shall become due and payable immediately. The Note shall constitute an "Obligation" under a certain Security Agreement dated December 15, 2000 and pursuant thereto Genesee shall hold a first priority purchase money perfected security interest in all bottling lines, equipment and capital assets of any kind, title to which are transferred to High Falls (or a subsidiary or affiliate of High Falls) pursuant to the Production Agreement to the extent paid for by Genesee, and all additions, accessions thereof and replacements therefor together with all proceeds The Note shall be further secured by a security interest in all other personal property of Maker.

                  As used herein, "CONTRACT PRODUCTION" means all beverages of any kind produced by High Falls at any facilities and sold to third parties ("CONTRACTING PARTIES") for resale by and under such third party's labels, as measured by barrels shipped.

                  (d) Not more than thirty (30) days after each of the first two anniversaries of the Closing Date, High Falls shall cause to be prepared and delivered to Genesee a certificate executed by an officer of High Falls setting forth the names of all Contracting Parties and the contract production for each of the Contracting Parties during the previous full twelve (12) month period, and the cumulative amount since the Closing Date. Not more than thirty (30) days after the end of each full nine (9), ten (10) and eleven (11) calendar month period following the second (2nd) anniversary of the Closing Date, High Falls shall cause to be prepared and delivered to Genesee a similar certificate setting forth the contract production for each such full nine (9), ten (10) and eleven (11) calendar month period and the cumulative amount since the Closing Date. If requested by Genesee, High Falls shall make available copies of each of the contracts between High Falls and each of the Contracting Parties and all records necessary for Genesee to verify the contents of the officer's certificate.

         4. GENESEE'S INDEMNIFICATION OF HIGH FALLS.

                  (a) In the event that High Falls becomes liable to Boston Brewing under the Production Agreement for any damages, losses, liabilities or expenses due to Genesee's breach of its obligations under the Guaranty, including, but not limited to, the Required Net Worth covenant thereunder, then Genesee shall indemnify, defend and hold harmless High Falls from all such obligations, liabilities and expenses, solely to the extent that they arise from and against all losses, liabilities, suits, proceedings, demands, settlements, judgments, fines, assessments, damages, expenses and costs which it may incur solely to the extent of Genesee's breach thereof. In the event that Boston Brewing makes a claim for any damages, losses, liabilities or expenses due to Genesee's breach of the Guaranty, High Falls shall give prompt written notice thereof to Genesee, provided, however, that the failure of High Falls to give notice as provided herein shall not relieve Genesee of its obligations under this Section 4, except to the extent that Genesee is actually and materially required thereby.

                  (b) Genesee shall be entitled to participate in any legal claim brought against High Falls for which Genesee has indemnification and hold harmless obligations hereunder, and, to the extent that it may wish, to assume the defense thereof, with counsel reasonably satisfactory to High Falls; provided, however, that High Falls may, at its own expense, retain separate counsel to participate in such defense. Notwithstanding the foregoing, in any action or proceeding in which both High Falls and Genesee is, or is reasonably likely to become, a party, High Falls shall have the right to employ separate counsel at Genesee's expense and to control its own defense of such action or proceeding if, in the reasonable opinion of counsel to High Falls, (i) there are or may be legal defenses available to High Falls that are different from or additional to those available to Genesee or (ii) any conflict or potential conflict exists between High Falls and Genesee that would make such separate representation advisable; provided, however, that in no event shall Genesee be required to pay fees and expenses hereunder for more than one firm of attorneys representing High Falls in any one legal action or group of related legal actions. Genesee shall not be liable for any payment to Boston Brewing or for any settlement of any action or proceeding effected without its written consent, which consent shall not be unreasonably withheld. Genesee shall not, without the consent of High Falls, which consent shall not be unreasonably withheld, consent to entry of any judgment or enter into any settlement which does not include as an unconditional term thereof the giving by Boston Brewing to High Falls of a release from all liability in respect to such claim or litigation, or which requires action other than the payment of money by Genesee.

         5. REPRESENTATIONS AND WARRANTIES.

                  (a) High Falls represents and warrants to, and agrees with, Genesee as follows:

                           (i) High Falls has the limited liability company
power and authority and legal right to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions therein contemplated. The execution and delivery by High Falls of this Agreement, the performance of its obligations and consummation of the transactions contemplated hereunder have been duly authorized by proper limited liability company proceedings, and this Agreement constitutes the legal, valid and binding obligation of High Falls enforceable against High Falls in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           (ii) The execution, delivery and performance by High
Falls of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its Articles of Organization or Operating Agreement, (ii) any law, rule or regulation applicable to it, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on High Falls' financial condition, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on High Falls' financial condition or (iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on High Falls' financial condition, and do not result in the creation or imposition of any adverse claim on assets of High Falls.

                  (b) Genesee represents and warrants to, and agrees with, High Falls as follows:

                           (i) Genesee has the corporate power and authority and
legal right to execute and deliver this Agreement, perform its obligations hereunder and consummate the transactions herein contemplated. The execution and delivery by Genesee of this Agreement, the performance of its obligations and consummation of the transactions contemplated hereunder have been duly authorized by proper corporate proceedings, and this Agreement constitutes the legal, valid and binding obligation of Genesee enforceable against Genesee in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization or other similar laws of general applicability and by the effect of general principles of equity (regardless of whether enforceability is considered in a proceeding in equity or at law).

                           (ii) The execution, delivery and performance by
Genesee of this Agreement are within its corporate powers, have been duly authorized by all necessary corporate action, do not contravene or violate (i) its Certificate of Incorporation or By-Laws, (ii) any law, rule or regulation applicable to it, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on Genesee's financial condition, (iii) any restrictions under any material agreement, contract or instrument to which it is a party or by which it or any of its property is bound, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on Genesee's financial condition or
(iv) any material order, writ, judgment, award, injunction or decree binding on or affecting it or its property, the contravention or violation of which would or could reasonably be expected to have a material adverse effect on Genesee's financial condition, and do not result in the creation or imposition of any adverse claim on assets of Genesee's.

         6. RIGHTS CUMULATIVE. The indemnification obligation contained in this Agreement shall be in addition to, and shall not apply to, limit or otherwise affect or detract in any way from the rights of Genesee or High Falls contained in the Purchase Agreement or the Assignment.

         7. TERMINATION. All obligations of High Falls under this Agreement shall terminate only at such time as all liability of Genesee under the Guaranty is absolutely extinguished, and High Falls shall have fully paid and discharged any obligation to Genesee then accrued hereunder and under the Note. All representations, warranties and payments previously made under this Agreement shall survive the termination hereof.

         8. NOTICES. All notices, demands and other communications provided for or permitted hereunder shall be made in writing and shall be by registered or certified first-class mail, return receipt requested, courier service or personal delivery:

                  (a) If to High Falls: High Falls Brewing Company, LLC, 445 St. Paul Street, Rochester, New York 14605, Attention: Samuel T. Hubbard, Jr., or at such other address as High Falls shall have furnished to Genesee in the manner set forth herein;

                  (b) If to Genesee: Genesee Corporation, P.O. Box 762, Rochester, New York 14603, Attention: Mark Leunig, Chief Administrative Officer, or at such other address as Genesee shall have furnished to High Falls in the manner set forth herein.

         9. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon the parties and their respective successors and assigns and shall inure to the benefit of such parties and their respective successors and permitted assigns. No party shall assign any of its rights or delegate any of its duties under this Agreement (by operation of law or otherwise) without the prior written consent of the other party. Any assignment of rights or delegation of duties under this Agreement by any party without the prior written consent of the other party shall be void.

         10. COUNTERPARTS. This Indemnification Agreement may be executed in any number of counterparts and each of such counterparts shall for all purposes constitute an agreement, binding on both of the parties, notwithstanding that both of the parties hereto are not signatories to the same counterpart. All references herein to this Indemnification Agreement are deemed to refer to all such counterparts.

         11. SEVERABILITY. In the event any term, provision, sentence or paragraph of this Indemnification Agreement is declared by a court of competent jurisdiction to be void, such provision, sentence or paragraph shall be deemed severed from the remainder of the Indemnification Agreement and the balance of the Indemnification Agreement shall remain in effect.

         12. MISCELLANEOUS. This Agreement is governed by New York law and may not be amended or terminated orally. Any litigation involving this Agreement shall be adjudicated in a court located in Monroe County, New York, to the jurisdiction and venue of which the parties consent. This is the entire agreement between the parties with respect to its subject matter. Any amendments, modifications or changes to this Agreement must be in a writing signed by all parties hereto.


              [THE REMAINDER OF THIS PAGE INTENTIONALLY LEFT BLANK]

         IN WITNESS WHEREOF, the undersigned have executed this Agreement as of the date first written above.


                                           HIGH FALLS BREWING COMPANY, LLC

                                           By:    /s/ Samuel T. Hubbard, Jr.
                                              -------------------------------
                                           Name:  Samuel T. Hubbard, Jr.
                                           Title: President and Manager


                                           THE GENESEE BREWING COMPANY,INC.

                                           By:    /s/ Mark W. Leunig
                                              -------------------------------
                                           Name:  Mark Leunig
                                           Title: Vice President

                     EXHIBIT A TO INDEMNIFICATION AGREEMENT
                     --------------------------------------


         THIS NOTE IS SUBJECT TO A CERTAIN INTERCREDITOR AGREEMENT DATED DECEMBER 15, 2000 AMONG HIGH FALLS BREWING COMPANY, LLC AND MANUFACTURERS AND TRADERS TRUST COMPANY, CEPHAS CAPITAL PARTNERS, LLP. AND THE GENESEE BREWING COMPANY, INC. AND INDEMNIFICATION AGREEMENT BETWEEN HIGH FALLS BREWING COMPANY, LLC AND THE GENESEE BREWING COMPANY, INC. DATED DECEMBER 15, 2000.


                                 PROMISSORY NOTE
                                 ---------------


$_______________                                               December 15, 2003

         FOR VALUE RECEIVED, HIGH FALLS BREWING COMPANY, LLC, a New York limited liability company with an address at 445 St. Paul Street, Rochester, New York 14605 ("MAKER"), promises to pay to THE GENESEE BREWING COMPANY, INC., a New York Corporation ("PAYEE"), at its office at 445 St. Paul Street, Rochester, New York 14605 or at such other address as may hereafter be specified by Payee, in lawful money of the United States of America, the principal sum of ___________($__________), together with interest thereon at the rate, in the installments and at the times hereinafter provided.

         This Note is executed pursuant to Section 3 of a certain Indemnification Agreement dated December 15, 2000 ("Indemnification Agreement") (between Maker and Payee relating to an Amended and Restated Agreement dated April 30, 1997 between Payee and Boston Brewing Company, Inc. d/b/a The Boston Beer Company, a Massachusetts corporation, for itself and as the sole general partner of Boston Beer Company Limited Partnership, a Massachusetts limited partnership. This Note constitutes an "OBLIGATION" under a certain Security Agreement dated December 15, 2000 (the "SECURITY AGREEMENT") and pursuant thereto this Note is secured by a first priority perfected purchase money security interest in all bottling lines, equipment and capital assets of any kind, title to which are transferred to High Falls (or a subsidiary or affiliate of High Falls) pursuant to the Production Agreement (as defined in the Indemnification Agreement) to the extent paid for by funds furnished by Payee, and all additions, accessions thereof and replacements therefor and proceeds thereof. This Note is further secured by a security interest in all other personal property of Maker. The foregoing security interest are referred to herein as the "COLLATERAl".

         1. MATURITY DATE; PRINCIPAL AND INTEREST PAYMENTS; PREPAYMENTS.

                  1.1 Maturity Date. The outstanding principal balance of this Note plus all accrued and unpaid interest thereon and all other sums due hereunder shall be due and payable in full on or before midnight on December 15, 2003 (the "ORIGINAL MATURITY DATE"), unless payment is extended in accordance with Section 1.3(b) of this Note, in which case, all such sums shall become due and payable on December 15, 2005 (the "EXTENDED MATURITY DATE").

                  1.2 Interest Rate. Prior to Acceleration (as defined hereafter), the principal sum outstanding from time to time hereunder shall bear interest at a rate (the "INTEREST RATE") equal to twelve percent (12%) per annum. Upon the occurrence and during the continuance of an Event of Default, Payee may, at its option, increase the Interest Rate by two percent (2%) over the rate which would otherwise apply.

                  1.3 Payments of Principal and Interest.

                           (a) Maker shall pay accrued interest on a quarterly
basis on each January 31, April 30, July 31 and October 31, commencing the first such date that occurs after the date hereof and on each day that principal is paid hereunder.

                           (b) Notwithstanding Section 1.1 and provided no Event
of Default has occurred and is continuing hereunder, if as of the Original Maturity Date, the conditions relating to "contract production" set forth in
Section 3(b) of the Indemnification Agreement exist such that under the terms thereof the principal amount due on the Original Maturity Date is reduced to one-third (1/3) of what would have been due but for those conditions, then the Original Maturity Date of this Note shall be extended to the Extended Maturity Date, and the outstanding principal hereunder shall be paid in three (3) equal installments, with the first payment due on the Original Maturity Date, the second payment due on December 15, 2004 and the third payment shall be due on the Extended Maturity Date.

                  1.4 Time and Manner of Payments.

                           (a) All payments (including prepayments) to be made
in respect of principal, interest or other amounts due from Maker hereunder shall be made to Payee in United States dollars in funds immediately available at Payee's office set forth in the caption of this Note or as otherwise specified by Payee, without set-off, counterclaim or other deduction of any nature., except as hereafter set forth. Maker shall have a right to offset against any installments of principal of, or interest due under, this Note, to the extent and in the manner (including payments into escrow and final judgments) provided in the Asset Purchase Agreement dated August 29, 2000, as amended by Amendment No. 1 dated December 15, 2000, with respect to indemnification payments due under the Indemnification Agreement. Maker acknowledges that it shall have no other right of offset of any kind under this Note.

                           (b) All payments hereunder shall be applied in the
following order of priority: costs, expenses, accrued interest and thereafter to the reduction of principal. After payment of the foregoing, all prepayments of any kind shall be applied to the extent of available proceeds to the principal installments payable hereunder in the inverse order of maturity. All prepayments of any kind shall be accompanied by all accrued interest due on the prepaid principal at the time of prepayment.

                           (c) All interest shall be payable in arrears.
Interest hereon shall be calculated on the basis of a three hundred sixty (360) day year applied to the actual number of days elapsed. All payments of interest and principal shall be payable in lawful currency of the United States of America.

                  1.5 Prepayments. Subject to the terms of the Intercreditor Agreement referred to below, this Note may be prepaid in whole or in part at any time prior to the Maturity Date without prior notice to Payee, without penalty or premium. Any partial prepayments shall be applied to installments of principal last falling due. No partial prepayment shall postpone or interrupt payments of interest or the payment of the remaining principal balance, all of which shall continue to be due and payable at the time and in the manner set forth above.

         2. REPRESENTATIONS AND WARRANTIES. Maker represents and warrants to Payee that:

                  (a) Maker's execution and delivery of this Note and the enforceability against Maker of the transactions hereby contemplated have been duly authorized by all requisite limited liability company action;

                  (b) this Note has been duly and validly executed and delivered by Maker and constitutes Maker's legal, valid and binding obligation; and

                  (c) the execution and delivery of this Note by Maker does not, and the performance by it of the transactions hereby contemplated will not result in a violation or breach of, or constitute (with or without due notice or lapse of time or both) a default (or give rise to any right of termination, cancellation or acceleration) under its Articles of Organization or Operating Agreement or any terms, conditions or provisions of any note, debenture, security agreement, lien, mortgage or other agreement, instrument or obligation, oral or written, to which Maker is a party (whether as an original party or as an assignee or successor) or by which it or any of its properties is or will be bound.

         3. INTERCREDITOR AGREEMENT. This Note and the rights of Payee hereunder are subject to an Intercreditor Agreement by and among Payee, Manufacturers and Traders Trust Company ("M&T BANK") and Cephas Capital Partners, L.P. ("CEPHAS") (the "INTERCREDITOR AGREEMENT") and such other creditors of Maker as the three named creditors may determine to make a party to such Intercreditor Agreement.

         4. EVENTS OF DEFAULT. Each of the following shall constitute an event of default (each, an "EVENT OF DEFAULT") hereunder:

                  4.1 Payment Failure. If Maker fails to make any payment of any installment of interest and/or principal hereunder or any other sum due hereunder within ten (10) days after such payment is due.

                  4.2 Failure to Perform, Etc. Any representation or warranty made or deemed made by Maker herein or in the Intercreditor Agreement shall prove to have been incorrect, incomplete or misleading in any material respect on or as of the date made or deemed made.

                  4.3 Bankruptcy. If any proceeding under the Bankruptcy Code or any law of the United States or of any state relating to insolvency, receivership, or debt adjustment is instituted by Maker or any guarantor of this Note (a "Guarantor"), or if any such proceeding is instituted against Maker or any Guarantor and is consented to by the respondent or an order for relief shall be entered in such proceeding or such proceeding shall remain undismissed for sixty (60) days, or if a trustee or receiver is appointed for any substantial part of Maker's or any Guarantor's property and such appointment remains undismissed for sixty (60) days, or if Maker or any Guarantor makes an assignment for the benefit of creditors, admits in writing its inability to pay debts generally as they become due or becomes insolvent.

                  4.4 Cross-Default. Maker shall (i) fail to pay any debt for borrowed money of Maker (including but not limited to Manufacturers and Traders Trust Company, Cephas Capital, L.P., financing provided by Maker pursuant to the Asset Purchase Agreement by and between Payee and Maker dated August 29, 2000, as amended by Amendment No 1 thereto, and certain investor notes issued by Maker pursuant to the Maker's Offering Summary dated September 20, 2000 and Recission Offer dated December 8, 2000 (the "INVESTOR NOTES")), or any interest or premium thereon, when due (whether by scheduled maturity, required prepayment, acceleration, demand, or otherwise); (ii) fail to perform or observe any term, covenant, or condition on its part to be performed or observed under any agreement or instrument relating to any such debt when required to be performed or observed, if the effect of such failure to perform or observe is to accelerate, or to permit the acceleration after the giving of notice or passage of time, or both, of the maturity of such debt, whether or not such failure to perform or observe shall be waived by the holder of such debt, or any such debt shall be declared to be due and payable, or required to be prepaid (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof; (iii) materially breach the Asset Purchase Agreement; or (iv) fail to perform or observe any material term, covenant or agreement set forth in any agreement or instrument executed by Maker with or in favor of Payee other than in the Asset Purchase Agreement and other than those items referred to above in this Section 4.4, which failure is not cured within thirty (30) days after receipt of notice from Payee.

                  4.5 Judgment. A final judgment or order for the payment of money in excess of $100,000 shall be rendered against the Maker or any Guarantor and such judgment or order shall continue unsatisfied, in effect and unstayed for a period of thirty (30) consecutive days.
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                                Page 206 of 272


                  4.6 Discontinuance of Business. Maker's failure to conduct business in the ordinary course, dissolution or termination of existence.

                  4.7 Change of Control. The occurrence of a Change of Control. As used herein a "CHANGE OF CONTROL" means a change of control of the Maker of a nature that would be required to be reported in response to Item 6(e) of
Schedule 14A of Regulation 14A promulgated under the Securities Exchange Act, whether or not the Maker is then subject to such reporting requirement; provided, that, without limitation, such a Change of Control shall be deemed to have occurred if:

                           (i) any "person" (as defined in Sections 13(d) and
14(d) of the Exchange Act) or "group" (as defined in Section 13(d) of the Exchange Act) other than the Management Group is or becomes the "beneficial owner" (as defined in Rule 13(d)(3) of the Exchange Act), directly or indirectly, of securities of Maker representing 30% or more of the combined voting power of Maker's then outstanding securities in the election of Managers or with respect to the sale or disposition by Maker of its assets or the dissolution of Maker ("VOTING power");

                           (ii) the members of the Maker approve a merger or
consolidation of the Maker with any other limited liability company or corporation, other than a merger or consolidation which would result in the voting securities of the Maker outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the combined voting power of the voting securities of the Maker or such surviving entity outstanding immediately after such merger or consolidation;

                           (iii) if any recapitalization event occurs as a
result of which the holders of voting securities of the Maker outstanding immediately prior thereto do not continue to hold at least 70% of the combined voting power of the voting securities of the Maker immediately after such recapitalization event;

                           (iv) the members of the Maker approve a plan of
complete liquidation of the Maker or an agreement for the sale or disposition by the Maker of all or substantially all of the Maker's assets.

         As used herein, "MANAGEMENT GROUP" means Samuel T. Hubbard, Jr., John
B. Henderson, Gary C. Geminn and Howard R. Jacobson.

                  4.8 Guarantees. Any guaranty shall at any time after its executed and delivery for any reason cease to be in full force and effect or shall be declared null and voice, or the validity or enforceability thereof shall be contested by any Guarantor, or any Guarantor shall deny it has any further liability or obligation under, or shall fail to perform its obligations under the Security Agreement.

                  4.9 Security Agreement. The Security Agreement shall at any time after its execution and delivery and for any reason cease (a) to create a valid and perfected security interest in and to the property purported to be subject to such Security Agreement, except as provided in the Intercreditor Agreement; or (b) to be in full force and effect or shall be declared null and void, or the validity or enforceability thereof shall be contested by Maker or Maker shall deny it has any further liability or obligation under the Security Agreement, or Maker shall fail to perform in any material respect any of its obligations under the Security Agreement.

         5. REMEDIES. Upon the occurrence of any Event of Default hereunder, the entire unpaid principal balance of this Note, together with all accrued and unpaid interest thereon and all other sums owing hereunder shall, at the option of the holder hereof, become immediately due and payable (an "ACCELERATION"), without presentation, demand or further action of any kind, and Payee may forthwith exercise, singly, concurrently, successively or otherwise, any and all rights and remedies available to Payee hereunder. The failure of the holder hereof to accelerate the outstanding principal balance of this Note upon the occurrence of an Event of Default hereunder shall not constitute a waiver of such default or of the right to accelerate this Note at any time thereafter so long as the Event of Default remains uncured. If Payee retains the services of counsel in order to enforce any remedy available to Payee hereunder, all reasonable attorneys' fees which are actually incurred by Payee shall be payable upon demand. Upon the occurrence and continuation of any one or more Events of Default, and whether or not the Payee shall have accelerated the maturity of this Note, the Payee may proceed to protect and enforce its rights by suit in equity, action at law or other appropriate proceeding, whether for the specific performance of any covenant or agreement contained in this Note or any instrument pursuant to which the obligations to the Payee are evidenced, including as permitted by applicable law the obtaining of the ex parte appointment of a receiver, and, if such amount shall have become due, by declaration or otherwise, proceed to enforce the payment thereof or any other legal or equitable right of the Payee. No remedy herein conferred upon the Payee or the holder of this Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law.

         6. INVESTOR NOTES. Maker shall not agree to any amendment to its subordinated Investor Notes.

         7. RESTRICTED PAYMENTS. Maker shall not declare or pay any dividends, other than reasonable "tax distributions" sufficient to cover the members' tax liabilities associated with their membership interests in Maker to fund actual tax obligations; or pay more than $200,000 per year to, purchase, redeem, retire, or otherwise acquire for value any of its equity interests now or hereafter outstanding, or make any distribution of assets to its members or other holders of equity securities issued by Maker; or allocate or otherwise set apart any sum for the payment of any dividend or distribution on, or for the purchase, redemption, or retirement of any membership interest, whether in income, distributions, capital or otherwise; or make any other distribution by reduction of capital or otherwise in respect of any membership interest.

         8. FINANCIAL STATEMENTS. Maker will furnish to Payee:

                  (i) As soon as available and in any event within one hundred twenty (120) days after the end of Maker's fiscal year ending on or after December 31, 2001, consolidated and consolidating balance sheets of Maker and its subsidiaries as of the end of such Fiscal Year, consolidated and consolidating statements of income and retained earnings of Maker and its Subsidiaries for such Fiscal Year, and consolidated and consolidating statements of changes in financial position of Maker and its subsidiaries for such Fiscal Year, all in reasonable detail and stating in comparative form the respective figures for the corresponding dates and period in the prior fiscal year or in the Pro Forma Financial Statements, as the case may be, all prepared in accordance with GAAP consistently applied and as to the consolidated statements accompanied by an opinion thereon acceptable to the Payee by Arthur Anderson & Co. or other independent accountants acceptable to the Payee;

                  (ii) As soon as available and in any event within one hundred twenty (120) days after the end of Fiscal Year 2000, internally prepared and certified consolidated and consolidating balance sheets of Maker and its subsidiaries as of the end of such fiscal year, consolidated and consolidating statements of income and retained earnings of Maker and its subsidiaries for such fiscal year, and consolidated and consolidating statements of changes in financial position of Maker and its subsidiaries for such fiscal year, all in reasonable detail and stating in comparative form the respective figures for the corresponding dates and period in the prior fiscal year or in the Pro Forma Financial Statements, as the case may be, all prepared in accordance with GAAP consistently applied.

                  (iii) As soon as available and in any event within twenty-five
(25) days after the end of March 31, June 30, September 30 and December 31 of each Fiscal Years , consolidated and individual balance sheets of Maker and its Subsidiaries as of the end of the three month period then ended and the period to date then ended of the then current fiscal year, consolidated and individual statements of income and retained earnings of Maker and its Subsidiaries for the period commencing at the end of the previous fiscal year and ending with the end of such month, and consolidated and individual statements of changes in financial position of Maker and its Subsidiaries for the portion of the fiscal year ended with the last day of such month, all in reasonable detail and stating in comparative form the respective figures for the corresponding date and period in the previous fiscal year and with the Pro Forma Financial Statements and all prepared in accordance with GAAP consistently applied and certified, to the best of his knowledge, by the chief financial officer of Maker (subject to year-end adjustments);

         9. INTEREST LIMITATIONS. Nothing herein contained nor any transaction related hereto shall be construed or shall operate either presently or prospectively to require Maker to pay interest at a rate greater than is now lawful in such case to contract for, but shall require payment of interest only to the interest paid in excess of the lawful rate shall be refunded to Maker.

         10. SEVERABILITY. In the event that for any reason one or more of the provisions of this Note or their application to any person or circumstance shall be held to be invalid, illegal or unenforceable in any respect or to any extent, such provisions shall, to such extent, be held for naught as though not herein contained but shall nevertheless remain valid, legal and enforceable in all such other respects and to such extent as may be permissible. In addition, any such invalidity, illegality or unenforceability shall not affect any other provisions of this Note, but this Note shall be construed as if such invalid, illegal or unenforceable provisions had never been contained herein.

         11. SUCCESSORS AND ASSIGNS. This Note inures to the benefit of Payee, its successors and assigns, and is binding upon Maker, its successors and assigns, provided that any successor or assign of the Payee of this Note first executes a written undertaking agreeing to be bound by all of the provisions of the Intercreditor Agreement. The words "Payee" and "Maker" whenever used herein shall be deemed and construed to include such respective successors and assigns.

         12. NOTICES. All notices required to be given to any of the parties hereunder shall be in writing and shall be deemed to have been sufficiently given for all purposes when given in accordance with the terms and conditions of the Purchase Agreement.

         13. CAPTIONS. The captions or headings of the sections in this Note are for convenience only and shall not control or affect the meaning or construction of any of the terms or provisions of this Note.

         14. GOVERNING LAW; AMENDMENT. This Note shall be governed by and construed in accordance with the laws of the State of New York. This Note may only be amended by an instrument in writing signed by both Maker and Payee.

         IN WITNESS WHEREOF, Maker, intending to be legally bound hereby, has duly executed this Note, under seal, on the date and year first above written.


MAKER:                                      HIGH FALLS BREWING COMPANY, LLC

                                            By:
                                               ---------------------------------
                                            Name:  Samuel T. Hubbard, Jr.
                                            Title: President and Manager